Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
NEWS RELEASE

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
JULY 31, 2009
CHEVRON REPORTS SECOND QUARTER NET INCOME OF $1.75 BILLION,
DOWN 71 PERCENT FROM $5.98 BILLION IN SECOND QUARTER 2008
• Upstream earnings of $1.52 billion decline 79 percent on lower prices for crude oil and natural gas
• Project start-ups contribute to 5 percent increase in net oil-equivalent production from year ago
     SAN RAMON, Calif., July 31, 2009 — Chevron Corporation (NYSE: CVX) today reported earnings of $1.75 billion ($0.87 per share — diluted) for the second quarter 2009, compared with $5.98 billion ($2.90 per share — diluted) in the 2008 second quarter. Foreign-currency effects reduced earnings in the 2009 quarter by $453 million, compared with a benefit to income of $126 million a year earlier.
     For the first half of 2009, earnings were $3.58 billion ($1.79 per share — diluted), down 68 percent from $11.14 billion ($5.38 per share — diluted) in the first six months of 2008.
     Sales and other operating revenues in the second quarter 2009 were $40 billion, compared with $81 billion in the year-ago quarter. First-half 2009 revenues were $75 billion, versus $146 billion in the corresponding 2008 period. The decline in both comparative periods was primarily due to lower prices for refined products, crude oil and natural gas.
Earnings Summary

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of dollars	2009	2008	2009	2008

Earnings by Business Segment
Upstream - Exploration and Production	$1,519	$7,248	$2,788	$12,376
Downstream - Refining, Marketing and Transportation	161	(734)	984	(482)
Chemicals	108	41	147	84
All Other	(43)	(580)	(337)	(835)

Total (1) (2)	$1,745	$5,975	$3,582	$11,143

(1) Includes foreign currency effects	$(453)	$126	$(507)	$81
(2) Net income attributable to Chevron Corporation (See Attachment 1)
     “Operationally, we had another very successful quarter,” said Chairman and CEO Dave O’Reilly. “In our upstream business, we had major project start-ups at Tahiti in the Gulf of Mexico and Frade offshore Brazil, and our company’s net oil-equivalent production increased 5 percent from a year ago. In our downstream operations, refinery utilization was higher than in last year’s second quarter.”
     O’Reilly said a 79 percent drop in upstream quarterly earnings, which was driven by lower prices for crude oil and natural gas, was offset only partially by improved results in the downstream segment.

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“Although our downstream results were better than a year ago, the demand for refined products remained generally weak,” O’Reilly added. “Sales margins in this year’s second quarter were narrow, and our U.S. downstream business operated at a loss.” On a companywide basis, O’Reilly said aggressive cost-management efforts resulted in about a 15 percent decrease in recurring operating, selling, general and administrative expenses between periods.
     In additional comments on upstream activities, O’Reilly said another deepwater project is expected to start up this year at 31 percent-owned Tombua-Landana in Angola. Total maximum oil-equivalent production of approximately 100,000 barrels per day is projected to be reached in 2011. Recent milestones for other upstream projects were achieved in:
•	United States — Start-up in the Gulf of Mexico of deepwater production at the 58 percent-owned and operated Tahiti Field, reaching maximum total oil-equivalent production of 135,000 barrels per day during July.

•	Brazil — Start-up of deepwater production at the 52 percent-owned and operated Frade Field, which is projected to attain maximum production of 90,000 barrels per day of crude oil and natural gas liquids in 2011.

•	Angola — Start-up of the 39 percent-owned and operated Mafumeira Norte offshore project, which is expected to reach maximum total daily production of 30,000 barrels of crude oil and 30 million cubic feet of natural gas in 2011.

•	Republic of the Congo — Discovery of crude oil offshore at 31 percent-owned Moho Nord Marine-4 in the area of the Moho-Bilondo project, which commenced production in 2008.

•	Australia — Award of the front-end engineering and design (FEED) contract for an LNG plant with two trains, each with a processing capacity of 4.3 million metric tons per year, and a co-located domestic gas plant that would support development of the company’s 100 percent-owned Wheatstone Field and other natural gas resources off the northwest coast.

•	Australia — Recommendation by the Western Australian Environmental Protection Authority (EPA) that the proposed revision and expansion of the 50 percent-owned and operated Gorgon Project to add a third 5 million metric-ton-per-year LNG train could meet the EPA’s environmental objectives, representing a necessary step in Chevron’s process to make a final investment decision later this year.
UPSTREAM — EXPLORATION AND PRODUCTION
     Worldwide oil-equivalent production was 2.67 million barrels per day in the second quarter 2009, up 133,000 barrels per day, or about 5 percent, from 2.54 million in the 2008 second quarter. The increase was driven by project start-ups since last year’s second quarter and the impact of lower prices on cost-recovery and variable-royalty volumes in certain production contracts outside the United States. Production quotas imposed by OPEC curtailed company crude-oil production in the 2009 second quarter by about 35,000 barrels per day.
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     U.S. Upstream

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2009	2008	2009	2008

Earnings	$273	$2,191	$294	$3,790

     U.S. upstream earnings of $273 million in the second quarter of 2009 were down $1.9 billion from a year earlier on sharply lower prices for crude oil and natural gas. Operating expenses were lower between periods, but this benefit to income was more than offset by higher depreciation expense, including charges of approximately $100 million for asset impairments in this year’s second quarter.
     The average sales price per barrel of crude oil and natural gas liquids was approximately $50 in the 2009 quarter, compared with $109 a year ago. The average sales price of natural gas was $3.27 per thousand cubic feet, down from $9.84 in last year’s second quarter.
     Net oil-equivalent production of 700,000 barrels per day was down 2,000 from the second quarter 2008. A production increase of approximately 60,000 barrels per day between periods was associated with the late-2008 start-up of the Blind Faith Field and the start-up in this year’s second quarter of the Tahiti Field, both in the Gulf of Mexico. This impact was offset, however, by normal field declines, production shut in as a result of last year’s hurricanes and asset sales. The net liquids component of production was up about 7 percent to 467,000 barrels per day. Net natural-gas production of 1.40 billion cubic feet per day in the 2009 quarter declined 12 percent between periods, with most of the decrease associated with normal field declines, asset sales and the hurricane effects.
     International Upstream

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2009	2008	2009	2008

Earnings*	$1,246	$5,057	$2,494	$8,586

*Includes foreign currency effects	$(476)	$80	$(443)	$(87)
     International upstream earnings of $1.2 billion decreased $3.8 billion from the second quarter 2008 due mainly to lower prices for crude oil and natural gas. Foreign-currency effects decreased earnings by $476 million in the 2009 period, compared with an increase of $80 million in last year’s second quarter. Depreciation expenses were higher between periods, and the 2009 quarter included charges of about $100 million for exploratory well write-offs.
     The average sales price per barrel of crude oil and natural gas liquids in the 2009 quarter was $53, compared with $110 a year earlier. The average price of natural gas was $3.73 per thousand cubic feet, down from $5.44 in last year’s second quarter.
     Net oil-equivalent production of 1.97 million barrels per day in the second quarter 2009 was up 7 percent, or 135,000 barrels per day, from a year ago. Included in the increase was about 185,000 barrels per day of production associated with the start-up since last year’s second quarter of two major projects in Nigeria and Kazakhstan. Decreases to production between periods resulted mainly from OPEC-related
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curtailments of 35,000 barrels per day, 30,000 barrels per day that were offline due to civil unrest in the onshore area of Nigeria, about 25,000 barrels per day of lower oil-equivalent natural gas production in Thailand and the effect of normal field declines. The impact of lower prices on cost-recovery volumes and other contractual provisions affecting Chevron’s share of production resulted in a net increase of about 85,000 barrels per day between periods. The net liquids component of production increased about 11 percent from a year ago to 1.37 million barrels per day, while net natural gas production declined about 1 percent to 3.59 billion cubic feet per day.
DOWNSTREAM — REFINING, MARKETING AND TRANSPORTATION
     U.S. Downstream

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2009	2008	2009	2008

(Loss)/Earnings	$(95)	$(682)	$38	$(678)

     U.S. downstream operations incurred a loss of $95 million in the second quarter 2009, compared with a loss of $682 million a year earlier. Margins on the sales of refined products were weak in both periods. Operating expenses declined from last year’s second quarter, which included higher expenses associated with planned shutdowns for refinery maintenance. Refinery crude-input of 923,000 barrels per day in the second quarter 2009 increased 13 percent, or 107,000 barrels per day, from the year-ago period.
     Refined-product sales volumes increased 4 percent from the second quarter of 2008 to 1.44 million barrels per day primarily due to higher gasoline sales. Branded gasoline sales volumes were up 7 percent between quarters to 639,000 barrels per day.
     International Downstream

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2009	2008	2009	2008

Earnings/(Loss)*	$256	$(52)	$946	$196

*Includes foreign currency effects	$(25)	$46	$(90)	$157
     International downstream operations earned $256 million in the second quarter 2009, compared with a loss of $52 million a year earlier. Margins on the sale of refined products improved in most areas, due mainly to a decrease in crude-oil feedstock costs. Operating expenses were lower between the quarterly periods. Earnings in the second quarter 2009 included gains of approximately $140 million associated with asset sales. Foreign-currency effects reduced earnings by $25 million in the 2009 quarter, compared with a $46 million benefit a year earlier.
     Refinery crude-input was 970,000 barrels per day in the 2009 second quarter, up 18,000 from the year-ago period. Total refined-product sales volumes of 1.82 million barrels per day in the 2009 second quarter were 12 percent lower than a year earlier, due mainly to asset sales since the second quarter of last year. Excluding the impact of 2009 asset sales, sales volumes were down 5 percent between periods primarily due to lower demand for jet fuel and fuel oil.
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CHEMICALS

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2009	2008	2009	2008

Earnings*	$108	$41	$147	$84

*Includes foreign currency effects	$6	$1	$13	$—
     Chemical operations earned $108 million in the second quarter of 2009, compared with $41 million in the year-ago quarter. Earnings of the 50-percent owned Chevron Phillips Chemical Company LLC (CPChem) and Chevron’s Oronite subsidiary were both higher between periods. For CPChem, lower utility and manufacturing costs were partially offset by lower margins on the sale of commodity chemicals. For Oronite, higher margins on the sale of lubricant and fuel additives more than offset the effect of lower volumes.
ALL OTHER

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2009	2008	2009	2008

Net Charges*	$(43)	$(580)	$(337)	$(835)

*Includes foreign currency effects	$42	$(1)	$13	$11
     All Other consists of mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.
     Net charges in the second quarter 2009 were $43 million, compared with $580 million in the year-ago period. The change between periods included lower charges for environmental remediation at sites that previously had been closed or sold, a favorable change in corporate tax items and lower charges for employee compensation and benefits.
CAPITAL AND EXPLORATORY EXPENDITURES
     Capital and exploratory expenditures in the first six months of 2009 were $11.4 billion, composed of outlays of $6.5 billion in the first quarter and $4.9 billion in the second quarter. Expenditures for upstream projects represented 80 percent of the six-month total. Capital and exploratory expenditures in the first six months of 2008 were $10.3 billion. Refer to Attachment 2 for expenditure detail by business segment.
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# # #
NOTICE
     Chevron’s discussion of second quarter 2009 earnings with security analysts will take place on Friday, July 31, 2009, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.
     Chevron will post selected third quarter 2009 interim performance data for the company and industry on its Web site on Thursday, October 8, 2009, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevron.com under the “Investors” section.
CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes, “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude-oil and natural-gas prices; refining, marketing and chemicals margins; actions of competitors or regulators; timing of exploration expenses; timing of crude-oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude-oil and natural-gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries (OPEC); the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from pending or future litigation; the company’s acquisition or disposition of assets; gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign-currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 30 and 31 of the company’s 2008 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this report could also have material adverse effects on forward-looking statements.
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Attachment 1
CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME	Three Months		Six Months
(unaudited)	Ended June 30		Ended June 30
	2009	2008(1)	2009	2008(1)
REVENUES AND OTHER INCOME
Sales and other operating revenues (2)	$39,647	$80,962	$74,634	$145,621
Income from equity affiliates	735	1,563	1,346	2,807
Other income	(177)	464	355	507

Total Revenues and Other Income	40,205	82,989	76,335	148,935

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products, operating and other expenses	29,368	63,250	55,472	111,833
Depreciation, depletion and amortization	3,099	2,275	5,966	4,490
Taxes other than on income (2)	4,386	5,699	8,364	11,142
Interest and debt expense	6	—	14	—

Total Costs and Other Deductions	36,859	71,224	69,816	127,465

Income Before Income Tax Expense	3,346	11,765	6,519	21,470
Income tax expense	1,585	5,756	2,904	10,265

Net Income	1,761	6,009	3,615	11,205
Less: Net income attributable to noncontrolling interests	16	34	33	62

NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$1,745	$5,975	$3,582	$11,143

PER-SHARE OF COMMON STOCK (3)
Net Income Attributable to Chevron Corporation
- Basic	$0.88	$2.91	$1.80	$5.41
- Diluted	$0.87	$2.90	$1.79	$5.38
Dividends	$0.65	$0.65	$1.30	$1.23

Weighted Average Number of Shares Outstanding (000’s)
- Basic	1,991,605	2,050,773	1,991,368	2,058,596
- Diluted	1,999,667	2,064,888	1,999,588	2,072,549

(1)	Amounts have been reclassified to reflect the implementation of FAS 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.

(2) Includes excise, value-added and similar taxes.	$2,034	$2,652	$3,944	$5,189

(3)	Amounts are calculated on a basis consistent with prior periods, using “Net Income Attributable to Chevron Corporation.”

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Attachment 2
CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars)
(unaudited)

	Three Months		Six Months
EARNINGS BY MAJOR OPERATING AREA	Ended June 30		Ended June 30
	2009	2008	2009	2008
Upstream – Exploration and Production
United States	$273	$2,191	$294	$3,790
International	1,246	5,057	2,494	8,586

Total Exploration and Production	1,519	7,248	2,788	12,376

Downstream – Refining, Marketing and Transportation
United States	(95)	(682)	38	(678)
International	256	(52)	946	196

Total Refining, Marketing and Transportation	161	(734)	984	(482)

Chemicals	108	41	147	84
All Other (1)	(43)	(580)	(337)	(835)

Total (2)	$1,745	$5,975	$3,582	$11,143

SELECTED BALANCE SHEET ACCOUNT DATA	June 30, 2009	Dec. 31, 2008
Cash and Cash Equivalents	$7,236	$9,347
Marketable Securities	$108	$213
Total Assets	$161,201	$161,165
Total Debt	$12,060	$8,901
Total Chevron Corporation Stockholders’ Equity	$87,958	$86,648

	Three Months		Six Months
	Ended June 30		Ended June 30
	2009	2008	2009	2008
CAPITAL AND EXPLORATORY EXPENDITURES (3)
United States
Upstream – Exploration and Production	$795	$1,239	$1,812	$2,690
Downstream – Refining, Marketing and Transportation	553	528	923	900
Chemicals	38	21	74	127
Other	87	142	156	265

Total United States	1,473	1,930	2,965	3,982

International
Upstream – Exploration and Production	2,915	2,887	7,372	5,723
Downstream – Refining, Marketing and Transportation	538	325	1,043	554
Chemicals	23	13	34	22
Other	—	2	1	3

Total International	3,476	3,227	8,450	6,302

Worldwide	$4,949	$5,157	$11,415	$10,284

(1)	Includes mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.

(2)	Net Income Attributable to Chevron Corporation (See Attachment 1)

(3)	Includes interest in affiliates:

United States	$40	$50	$80	$172
International	252	391	497	769

Total	$292	$441	$577	$941

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Attachment 3
CHEVRON CORPORATION — FINANCIAL REVIEW

	Three Months		Six Months
	Ended June 30		Ended June 30
	2009	2008	2009	2008
OPERATING STATISTICS (1)
NET LIQUIDS PRODUCTION (MB/D):
United States	467	438	454	437
International	1,346	1,207	1,353	1,218

Worldwide	1,813	1,645	1,807	1,655

NET NATURAL GAS PRODUCTION (MMCF/D): (2)
United States	1,395	1,588	1,387	1,627
International	3,593	3,621	3,618	3,695

Worldwide	4,988	5,209	5,005	5,322

OTHER PRODUCTION — OIL SANDS (INTERNATIONAL) (MB/D):	26	24	25	26

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (3)
United States	700	702	686	708
International	1,970	1,835	1,981	1,860

Worldwide	2,670	2,537	2,667	2,568

SALES OF NATURAL GAS (MMCF/D):
United States	5,721	7,631	6,046	7,817
International	3,962	4,205	4,108	4,190

Worldwide	9,683	11,836	10,154	12,007

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	163	167	157	156
International	110	127	113	131

Worldwide	273	294	270	287

SALES OF REFINED PRODUCTS (MB/D):
United States	1,441	1,383	1,422	1,408
International (4)	1,821	2,066	1,890	2,059

Worldwide	3,262	3,449	3,312	3,467

REFINERY INPUT (MB/D):
United States	923	816	931	855
International	970	952	977	960

Worldwide	1,893	1,768	1,908	1,815

(1)	Includes interest in affiliates.

(2)	Includes natural gas consumed in operations (MMCF/D):

United States	56	69	57	80
International	487	424	493	454

(3)	Oil-equivalent production is the sum of net liquids
production, net gas production and oil sands production.
The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(4) Includes share of affiliate sales (MB/D):	504	511	497	504